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CHURCHILL DOWNS INCORPORATED
RESTRICTED STOCK UNITS AGREEMENT

65,000 UNITS

THIS RESTRICTED STOCK UNITS AGREEMENT (the “Agreement”) is made as of the 18th day of July, 2006 by and between Robert L. Evans (the “Executive”), and Churchill Downs Incorporated (the “Company”), a Kentucky corporation with its principal place of business at 700 Central Avenue, Louisville, Kentucky 40208.

WITNESSETH:

WHEREAS, the Company, has identified the Executive as the successor to the current President and Chief Executive Officer who is stepping down from such office effective August 14, 2006;

WHEREAS, the Company has entered into an employment agreement between the Company and the Executive pursuant to which the Executive will become the President and Chief Executive Officer of the Company effective August 14, 2006 (the “Employment Agreement”);

WHEREAS, under the terms of the Employment Agreement, and as a material inducement to enter into the Employment Agreement, the Executive is to receive certain grants of equity compensation as a consequence of his employment by the Company;

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Company at its meeting on July 12, 2006 authorized and directed the Company to make an award to the Executive of units entitling the Executive to receive shares of the Company’s Common Stock (hereinafter defined) upon the expiration of six months following the Executive’s termination of employment with the Company under the terms and conditions set forth in this Agreement; and

WHEREAS, the parties desire to enter into this Agreement to set forth the terms and conditions of such award.

NOW, THEREFORE, in consideration of the foregoing and the mutual undertakings herein contained, and for other good and valuable consideration, the mutuality, receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Grant of Units. Subject to the further terms, conditions and restrictions contained in this Agreement, in consideration for services to be performed by the Executive as an employee of the Company and its subsidiaries, as of the date of this Agreement, the Company grants to the Executive 65,000 restricted stock units (“Restricted Stock Units”) having the characteristics, and entitling the Executive to the benefits, hereinafter described. Each Restricted Stock Unit represents an unfunded contractual right of the Executive to receive from the Company one share of the Company’s Common Stock upon the Executive’s termination of employment with the Company, subject to the other terms and conditions of this Agreement. As long as the Units remain unvested and forfeitable per Section 6 of this Agreement, such Units shall be deemed to be, and are referred to in this Agreement as, the “Restricted Units”.

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2.  Right to Receive Common Stock. The Executive shall have no rights of a shareholder with respect to the Company’s Common Stock as a result of the Units. The Executive shall not be a shareholder unless and until the Executive receives a certificate for shares of Common Stock to which the Executive becomes entitled hereunder. Upon the expiration of six months following the Executive’s termination of employment with the Company (or upon the Executive’s earlier death following such termination), the Executive (or the Executive’s representative as the case may be) shall be entitled to receive one share of Common Stock for each Unit granted hereunder which is not a Restricted Unit and which has not previously been forfeited pursuant to Section 5 (including a forfeiture resulting from such employment termination). At the time the Executive receives a share of Common Stock, and for each such share of Common Stock received by the Executive, the Executive shall also receive (a) a cash payment from the Company equal to each cash dividend declared and paid by the Company on a single share of Common Stock from and after the date on which the Unit which entitles the Executive to such share of Common Stock became non-forfeitable under Section 6 hereof, plus (b) a cash payment equivalent to simple interest on each amount determined in clause (a) at the annual rate of three (3%) percent for the period elapsed from the date such dividend was paid on such share of Common Stock to the time the payment under clause (a) is made to the Executive.

3.  Adjustments in Restricted Units.

(a)  In the event of any change in the outstanding Common Stock by reason of a stock dividend or distribution (or distribution on Common Stock of any security convertible into securities of the Company), recapitalization, merger, consolidation, split-up, combination, subdivision, reclassification, exchange of shares or the like, the Committee shall make equitable adjustments in the Restricted Units so that the shares of Common Stock represented by such Units represent the same percentage of the Company’s equity as was the case immediately prior to such change. Any new, additional or different securities to which the Executive shall be entitled in respect of Restricted Units by reason of such adjustment shall be subject to the same terms, conditions and restrictions as the Units so adjusted.

(b)  In the event Company merges, consolidates or effects a share exchange with another entity, or all or a substantial portion of Company’s assets or outstanding capital stock are acquired (whether by merger, purchase or otherwise) by another entity (any such entity being hereafter referred to as the “Successor”) each share of Company Common Stock represented by a Restricted Stock Unit shall automatically be converted into and replaced by shares of common stock, or such other class of securities having rights and preferences no less favorable than Company’s Common Stock, of the Successor, and the number of shares represented by a Restricted Stock Unit shall be correspondingly adjusted, so that Executive shall have the right to that number of shares of common stock of the Successor that have a value equal, as of the date of the merger, conversion or acquisition, to the value, as of the date of the merger, conversion or acquisition, of the shares of Company Common Stock represented by the Restricted Stock Units.

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4.  Restrictions. The Units, and all rights with respect to such Units, may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered or disposed of and shall be subject to the risk of forfeiture contained in Section 5 of this Agreement.

5.  Forfeiture of Restricted Units. Subject to Section 6 below, in the event the Executive’s employment with the Company and its subsidiaries is terminated for any reason, such event shall constitute an “Event of Forfeiture” and all Units which at that time are Restricted Units shall thereupon be forfeited by the Executive to the Company without payment of any consideration by the Company, and neither the Executive nor any heir, personal representative, successor or assign of the Executive shall have any right, title or interest in or to such Restricted Units or any other property.

6.  Vesting of Units.

(a)  The Restricted Units shall become vested and non-forfeitable as follows:

Vesting Date	Number of Units to Vest
September 30, 2006	1,625
December 31,2006	3,250
March 31, 2007	3,250
June 30, 2007	3,250
September 30, 2007	3,250
December 31, 2007	3,250
March 31, 2008	3,250
June 30, 2008	3,250
September 30, 2008	3,250
December 31, 2008	3,250
March 31, 2009	3,250
June 30, 2009	3,250
September 30, 2009	3,250
December 31, 2009	3,250
March 31, 2010	3,250
June 30, 2010	3,250
September 30, 2010	3,250
December 31, 2010	3,250
March 31, 2011	3,250
June 30, 2011	3,250
August 14, 2011	1,625

In the event: (i) the Executive’s employment is terminated by the Company other than for Cause, death or Disability or (ii) the Executive resigns for Good Reason, for purposes of determining the Units which have become non-forfeitable under this Section 6, the Executive’s employment shall be considered to have continued through the last day of the calendar quarter in which his termination occurs.

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(b)  In the event of a Change in Control during the Employment Term (as defined in the Employment Agreement), the Executive shall receive accelerated vesting of fifty percent (50%) of the then-unvested Restricted Units. The Restricted Units that are subject to accelerated vesting and non-forfeiture pursuant to this Section 6(b) shall be taken pro-rata from each then-unvested tranche of the Restricted Units, and the remaining portion of each tranche shall vest according to Section 6(a) above, subject to potential accelerated vesting pursuant to Section 6(c) below.

(c)  If, during the 2-year period following a Change in Control during the Employment Term: (i) Executive is terminated by the Company other than for Cause (as defined in the Employment Agreement), death or Disability, or (ii) Executive voluntarily resigns for Good Reason (as defined in the Employment Agreement), all Restricted Units shall become fully vested and non-forfeitable as of the date of such termination.

7.  Withholding Requirements. Whenever the Executive becomes entitled to receive Common Stock with respect to the Units pursuant to Section 2, the Company shall have the right to (i) withhold from sums due to the Executive; (ii) require the Executive to remit to the Company; or (iii) retain shares of Common Stock otherwise deliverable to the Executive; in an amount sufficient to satisfy any Federal, state or local withholding tax requirements prior to making such payments or delivering any such shares to the Executive.

8.  Effect Upon Employment. Nothing contained in this Agreement shall confer upon the Executive the right to continue in the employment of the Company or its subsidiaries or affect any right that the Company or its subsidiaries may have to terminate the employment of the Executive.

9.  Amendment. This Agreement may not be amended, modified or supplemented except with the consent of the Committee and by a written instrument duly executed by the Executive and the Company.

10.  Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, personal representatives, successors and assigns. Executive accepts the award of Units hereunder subject to all of the terms and conditions of this Agreement. Executive hereby agrees to accept as binding, conclusive and final all reasonable decisions and interpretations of the Committee upon any questions arising under this Agreement, including without limitation, the interpretation of any restrictions imposed upon the Units.

11.  Notices. Notices shall be deemed delivered if delivered personally or if sent by registered or certified mail to the Company at its principal place of business, as set forth above, and to Executive at the address that most currently appears on the records of the Company.

12.  Investment Representation. If the shares of Common Stock to which the Executive becomes entitled under this Agreement as a result of the Units are not registered under the Securities Act of 1933, as amended, pursuant to an effective registration statement, the Executive, if the Committee shall reasonably deem it advisable, may be required to represent and agree in writing (i) that any shares of Common Stock acquired by the Executive as a result of the Units under this Agreement will not be sold except pursuant to an effective registration statement under the Securities Act of 1933, as amended, or pursuant to an exemption from registration under such Act, and (ii) that the Executive has acquired such shares for his own account and not with a view to the distribution thereof.

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13.  Compliance with Section 16(b). This Agreement and the entitlement of the Executive to receive any shares of Common Stock for the Units awarded hereunder is intended to comply with all applicable conditions of Rule 16(b)-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended. All transactions involving the Company’s executive officers are subject to such conditions, regardless of whether the conditions are expressly set forth in this Agreement. Any provision of this Agreement that is contrary to a condition of Rule 16b-3 shall not apply.

14.  Registration of Shares.  The Company shall use its reasonable best efforts to file, within 90 days following the execution of this Agreement, a registration statement with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), covering the shares to be received pursuant to the Units, and thereafter to cause such registration statement to become effective in accordance with the Act and the rules and regulations adopted by the Commission thereunder.

15.  Code Section 409A. It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with Internal Revenue Code Section 409A (including the Treasury regulations and other published guidance relating thereto) so as not to subject Executive to the payment of any interest or additional tax imposed under Code Section 409A. To the extent any amount payable under this Agreement would trigger the additional tax imposed by Code Section 409A, the Agreement shall be modified to avoid such additional tax.

16.  Compliance With Other Laws And Regulations. The rights of the Executive and the obligations of Company under this Agreement shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. Company shall not be required to issue or deliver certificates for shares of Common Stock before [i] the listing of such shares on any stock exchange or over-the-counter market, such as NASDAQ, on which the Common Stock may then be listed or traded, and [ii] the completion of any registration or qualification of any governmental body which Company shall, in it sole discretion, determines to be necessary or advisable. The Company agrees to use its best efforts to procure any such listing, registration or qualification.

17.  Severability. The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of the remaining provisions of the Agreement, and such invalid or unenforceable provision shall be stricken to the extent necessary to preserve the validity and enforceability of the Agreement, with the parties agreeing in such event to make all reasonable efforts to replace such invalid or unenforceable provision with a valid provision that will place the parties in approximately the same economic position as contemplated hereunder.

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18.  Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the Commonwealth of Kentucky. The Executive consents to the exclusive jurisdiction of the courts of the Commonwealth of Kentucky and of any federal court located in Jefferson County, Kentucky in connection with any action or proceeding arising out of or relating to this Agreement, any document or instrument delivered pursuant to or in connection with this Agreement, or any breach of this Agreement or any such document or instrument.

19.  Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof.

20.  Capitalized Terms. Capitalized terms not otherwise defined in this Agreement shall have the meaning given them in the Employment Agreement.

21.  Counterparts and Signatures. This Agreement may be signed in counterparts, each of which shall be an original, with the effect as if the signatures thereto and hereto were upon the same instrument. Signatures conveyed by facsimile or PDF file shall constitute original signatures.

(Signature page follows.)

IN WITNESS WHEREOF, the Company and the Executive have executed and delivered this Agreement as of the date first above written.

ROBERT L. EVANS
/s/ Robert L. Evans

CHURCHILL DOWNS INCORPORATED By: /s/ Robert L. Fealy Robert L. Fealy, Authorized Representative of the Board of Directors